EXHIBIT 10.1
Proposed Summary of Terms
Reverse Merger and Private Placement
July 20, 2010

Public Entity:	WestMountain Index Advisors (“WMTN”)

Target:	Terra Mining Corporation (“TERRA”)

Advisor and Placement Agent:	TBD

TERRA Shares Outstanding:	TERRA will have no more than 7,500,000 fully diluted shares outstanding prior to the Merger.

Reverse Merger:	WMTN will issue to TERRA common stock of WMTN in exchange for all (100%) of TERRA’s capital stock. A fixed exchange ratio will be calculated such that at the closing of the Reverse Merger, WMTN will own 15% of the combined company’s common stock. The public company will have $175,000 cash on the balance sheet at closing.

Composition of Board:	The combined company’s Board of Directors shall consist of five (5) members; (1) to be appointed by BOCO, two (2) to be appointed by TERRA and two (2) to be mutually agreed upon by both BOCO and TERRA.

Lock Up:	TERRA shareholder’s owning in excess of 1% will be required to sign a two (2) year lock up. After one (1) year, the shareholder may sell up to 5% or Rule 144 limitation of their shares every quarter.

Conditions of Closing:	The reverse merger will not be completed until the following conditions are satisfied:
1. Satisfactory due diligence by Board of TERRA completed on the shell.
2. Approval (simple majority) of merger by TERRA shareholders.
3. All of the Lock Ups are signed by TERRA shareholders.
4. Satisfactory due diligence completed by WMTN on TERRA.

Advisor Fees:	An advisory fee of 1,650,000 warrants to purchase shares of Common stock at $.001 per share will be paid as an advisory fee to Advisor. The Placement Agent Warrants shall contain the customary anti-dilution rights, piggyback registration rights and contain a cashless exercise provision

Private Placement:	Simultaneous with the close of the Reverse Merger, WMTN will close on a $1,000,000 Private Placement. WMTN will sell $.50 units consisting of one (1) shares of common stock and one (1) common stock purchase warrant. The Warrant shall be exercisable at $.75 per share.

Description of Warrant	The warrant shall be exercisable for a period of five (5) years. The Warrant shall contain customary anti-dilution rights (for stock splits, stock dividends and sales of substantially all the company’s assets) and customary blockage language to limit ownership to less that 5%. The company shall use its best efforts to file a registration statement registering the shares underlying the warrants within ninety (90) days of the close of the offering. The warrant shall be callable if the shares of the underlying warrants are registered and the combined company’s stock has a closing bid price above $1.00 for 20 out of 30 consecutive trading days with volume in excess of 50,000 shares per day.

Placement Agent Fees:	8% cash commission and 8% warrant coverage on all securities sold. The Placement Agent Warrant shall be exercisable for a period of five (5) years at an exercise price equal to the securities sold. Placement Agent Warrants shall contain the customary anti-dilution rights, piggyback registration rights and contain a cashless exercise provision.

Summary Capitalization Table:	American Mining Shareholders	500,000	2.9%
	Founders	7,000,000	41.2%
	WMTN	2,200,000	12.9%
	WMTN Cash	350,000	2.1%
	BOCO Additional Investment	1,000,000	5.9%
	Fund Raising Group	800,000	4.7%
	Silver Verde May	500,000	2.9%
	New Equity Investors	2,000,000	11.8%
	Total Shares	14,350,000	84.4%

	ITH Shares	1,000,000	5.9%

	IB Warrants - M Lavigne Group	1,000,000	5.9%
	IB Warrants – WASM	650,000	3.8%
	Total Warrants	1,650,000	9.7%

	Total Shares plus Warrants	17,000,000

Accepted by:

/s/ Brian Klemsz
Brian Klemsz
WestMountain Index Advisors (WMTN)

/s/ Michael Lavigne
Advisor/Placement Agent
M Lavigne Group

/s/ Greg Schifrin
Greg Schifrin, CEO
Terra Mining Corporation